Exhibit 99.1

United Bank celebrates a milestone at the end of 2006.Total assets grew 16.1% during the year and the bank ended the year with over $400 million in assets. Loans increased 6.75% to $242,627,000 and deposits grew by $40 million to $331,704,000, a 13.8% increase over 2005. We are grateful to all of the customers, new and old, who have placed their trust in United Bank.

Earnings and capital continue to keep pace with asset growth. Net income for the full year of 2006 was $3,595,608, which is a 7.0% increase from 2005. Net interest income increased during the year by 13.1%, largely as a result of the growth in loans and deposits. Shareholders’ equity ended the year at $39,750,000 (an increase of 39.4% from year end 2005) and provides a sound financial base to support future growth.

We are a community bank. To us this means that we will take the time to understand the needs of our customer and to supply the products that meet these needs and help the customer to realize their financial goals. Over the past two years we have added products in response to the needs of the customer community we serve. Various mortgage offerings are available as are investment, insurance and trust services. Traditional and specialty deposit and loan products, internet banking and credit cards are available for the individual customer with other, specialty services available to business customers. We invite you to call, come by a branch or talk with one of our officers in the community.

Interest in stock ownership of United Bancorporation of Alabama, Inc. remains strong. Sales have been reported in the $18.50 range to the most recent sales at $19.00. Additionally, the board of directors approved the payment of a dividend of $0.15 per share which was made January 16th. We encourage those interested in either purchase of shares or possible sales to contact Tina Brooks. As always, we appreciate your support and continued interest in and support of United Bank.

STATEMENTS OF CONDITION
At the close of business December 31
(Unaudited)
(000's)

	2006	2005
ASSETS
Cash & due from banks	51,205	29,471
Investment securities	108,411	86,003
Federal funds sold	--	6,325
Loans, net	242,627	227,282
Banks premises & equipment, net	11,796	6,715
Accrued interest receivable & other assets	11,959	11,048

TOTAL ASSETS	425,998	366,844

LIABILITIES & STOCKHOLDERS' EQUITY
Deposits	331,704	291,468
Repurchase agreements	44,410	34,429
Other borrowed funds	7,797	10,114
Accrued interest payable & other liabilities	2,337	2,325
Total Liabilities	386,248	338,336

Stockholders' Equity
Class A common stock, authorized 2,500
shares of $10.00 par value; 2,500 shares issued
and outstanding.	25	25
Class B common stock, authorized 5,000
shares of $1.00 par value; 3,000 shares issued
and outstanding.	3	3
Surplus	13,083	4,154
Retained Earnings	26,639	24,326
Total stockholders' equity	39,750	28,508

TOTAL LIABLILITIES & STOCKHOLDERS' EQUITY	425,998	366,844